5835 Peachtree Corners east, Suite D Norcross, GA 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports First Quarter 2011 Results

Key Highlights:

•	Unveiled new LuViva™ branding and product design

•	April 2011 meeting with FDA sets path for PMA panel review of LuViva

•	Completed successful FDA inspection of cervical disease pivotal trial records

•	Extended agreements with Konica Minolta Opto, Inc. for Barrett’s esophagus product

Norcross, GA (May 16, 2011) -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced its operating results for the first quarter ended March 31, 2011.

Service revenue for the first quarter of 2011 was $767,000, compared to $821,000 in the first quarter of 2010.  The quarter over quarter variability is primarily due to the timing of the Konica Minolta Opto contract.

The net loss available to common stockholders for the first quarter of 2011 was $726,000, or $0.02 per share, compared to a net loss available to common stockholders of $3.2 million, or $0.15 per share, in the comparable quarter of 2010. The loss amount reported for the first quarter of 2010 was due primarily to non-cash interest on debt and preferred stock dividends, both of which were converted to common stock.

Cash on hand at March 31, 2011 was approximately $2.3 million as compared to $3.3 million at December 31, 2010.  Subsequent to the quarter end, the company received $750,000 from Konica Minolta Opto to extend the licensing agreement for the Barrett’s esophagus product for one year.  This is in addition to approximately $1.7 million the company expects to receive over the course of the next 12 months for the co-development of the Barrett’s esophagus detection product.  The company also raised approximately $179,000 from the exercise of warrants during the first quarter.

“We are pleased with the progress we made on a number of fronts thus far in 2011,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics.  “In April, we held a productive meeting with the U.S. Food and Drug Administration (FDA) regarding our non-invasive cervical disease technology premarket approval (PMA) application.  Importantly, as a result of that meeting, we believe we have a clearly defined path to a panel review meeting, as well as guidance on answering the questions we received from FDA in March.  We successfully completed an FDA audit of our clinical trial records, bringing to four the number of successfully completed FDA audits in connection with our PMA application.

“We also received a very positive response to the new branding and industrial design of our cervical technology unveiled at major U.S. and European gynecological medical conferences over the past two weeks.  The name LuViva resonated with both women and healthcare professionals here and abroad. While we continue make tangible progress with LuViva we also are on track to begin human clinical studies of our Barrett’s Esophagus technology next month,” Dr. Faupel added.

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Guided Therapeutics – 1Q 2011
May 16, 2011

Dr. Faupel concluded, “Looking ahead, we hope to continue our preparations for the panel meeting with FDA’s guidance for responding to their questions.  Internationally, we continue to have productive discussions with potential distribution partners, and with the final industrial design now unveiled, we can move ahead with getting the CE Mark. We remain optimistic that we can meet our target to launch in late 2011 or early 2012, pending regulatory approvals.”

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Tuesday, May 17, 2011, to discuss its financial results and corporate developments.  Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net.   The live call is also available by dialing (877) 627-6580 or for international callers (913) 312-0940.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm.  A replay will also be available until May 24, 2011 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 1687222.

About Guided Therapeutics
Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first planned product is the LuViva™ Advance Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Guided Therapeutics – 1Q 2011
May 16, 2011

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED March 31, 2011 AND 2010
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
In Thousands except per share data	2011	2010
Revenue	767	821

Expenses
Research & Development	696	407
Sales and Marketing	49	34
Selling, General & Administration	762	570
Total Operating Expense	1,507	1,011

Operating Loss	(740)	(190)

Interest & Other Income (expense)	14	(1,275)
Net Loss	(726)	(1,465)
Preferred Stock Dividends	-	(1,700)
Net Loss Attributable to Common Stockholders	(726)	(3,165)

Basic and Diluted Net Loss per Share	$(0.02)	$(0.15)

Basic and Diluted Weighted Average Shares Outstanding	47,851	21,400

Selected Balance Sheet Data (Unaudited)

	March 31, 2011	December 31, 2010
Cash & Cash Equivalents	2,307	3,268
Working Capital	167	612
Total Assets	3,137	3,919
Accumulated Deficit	(79,171)	(78,515)
Stockholders’ Equity	777	1,117

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